Exhibit 99.1

SigmaTron International, Inc. Reports Year-End Financial Results for Fiscal 2006

     ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--July 14, 2006--SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2006. Revenues increased 32.3 percent to $124.8 million in fiscal 2006 from $94.3 million in the prior year. Net income decreased to $1.9 million in fiscal 2006 compared to $4.7 million in fiscal 2005. Diluted earnings per share from continuing operations for the year ended April 30, 2006, were $0.48 compared to $1.21 in fiscal 2005. (The Company previously reported 2005 diluted earnings per share of $1.23).
     For the fourth quarter of fiscal 2006, revenues increased to $34.5 million compared to $22.7 million for the same quarter in the prior year. Diluted earnings per share from continuing operations for the fiscal 2006 fourth quarter were $0.06 per share compared to $0.24 per share for the same period of fiscal 2005.
     Commenting on SigmaTron's full-year results, Gary R. Fairhead, president and chief executive officer, said, "During fiscal 2006, sales increased in the industrial electronics, life sciences, semiconductor and appliance marketplaces. The increase in these industries was primarily due to sales to new customers as a result of the acquisition of Able Electronics Corporation ("Able") in July 2005. The increase in sales volume in the appliance and fitness industries was partially offset by price reductions to customers, and we anticipate that these pricing pressures will continue in fiscal 2007. Sales in the gaming industry decreased during the year mainly due to the sale of our Las Vegas operation in May 2005, which primarily serviced the gaming industry. We continue to serve the gaming marketplace from our other locations."
     Selling and administrative expenses for the periods ended April 30, 2006 and 2005 were $10.9 million and $10.1 million, respectively. In fiscal 2006, selling and administrative expenses represented 8.8 percent of net sales compared to 10.7 percent of net sales in fiscal 2005. In fiscal 2006, selling and administrative expenses were impacted by additional sales department personnel and increased insurance costs associated with the Able acquisition, but were offset by a significant reduction in bonus expense.
     Interest expense increased to $1.4 million in fiscal 2006 compared to $283,137 in fiscal 2005 due to significantly increased borrowings under the Company's lines of credit primarily to fund the purchase of Able, additional capital leases for machinery and equipment, and rising interest rates.
     "Although we remained profitable in fiscal 2006, we were disappointed that our profits this year declined in comparison to the prior three-years' results. While the acquisition of Able Electronics in July of 2005 negatively impacted our fiscal 2006 results, we believe Able will strengthen our long-term position by diversifying our customer base, growing our international footprint and improving our operations."
     "Additionally, during fiscal 2006, we sold our Las Vegas operation, using the proceeds to fund, in part , the Able acquisition, and each of our operations became certified to produce assemblies compliant with RoHS, which is a European Union restriction on hazardous substances effective July of this year."
     Commenting on operations, Mr. Fairhead continued, "During fiscal 2006, Elk Grove Village's customer base became more diverse, as we saw increased revenue at this location grow. We plan to grow our technology level over the next year at this plant. The Acuna location remains our largest operation in terms of employees and revenue, and we added new customers at this facility in fiscal 2006. During fiscal 2007, we will be studying the potential of increasing the size of this operation."
     "Our China plant had an excellent year, which was its second year of operations. We believe this facility will be one of the Company's key assets for years to come and we intend to focus on growing its management team and diversifying its customer base over the next year. We consolidated our Hayward and Fremont locations in March of this year, and continue to transition certain Hayward customers to our Tijuana facility, both of which should lead to economies of scale in fiscal 2007. While our new Tijuana location was not profitable in fiscal 2006, we have added staff, increased operational space and are in the process of relocating several customers to this facility, all of which should lead to positive results for this plant in fiscal 2007."
     Mr. Fairhead concluded, "Although we will continue to face margin pressures in fiscal 2007, particularly for plastics, raw printed circuit boards, transformers and integrated circuit devices, we believe the increased interest in our international footprint, the addition of our second Mexican location, and increased interest in Mexico as a desirable supply chain location should lead to improved revenues for the next fiscal year."
     Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.
     Note: To the extent any statements in this press release contain forward-looking statements concerning the Company's business or results of operations. Words such as "continue," "will," "expects," "believe," "plans," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including our continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the variability of our customers' requirements; the availability and cost of necessary components and materials; the Company's ability to produce products that are in compliance with the European Standard of "Restriction of Use of Hazardous Substance ("RoHS") by mid-2006; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the continue stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; and the ability of the Company to manage its growth, including its expansion into China and its integration of the Able operation acquired in July 2005. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and risk factors contained therein and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this report and the Company undertakes no obligation to update such statements in light of future events or otherwise.

     Financial tables to follow...


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                 Three Months Three Months Twelve Months Twelve Months
                    Ended        Ended         Ended         Ended
                  April 30,    April 30,     April 30,     April 30,
                     2006         2005          2006          2005
                 ------------ ------------ ------------- -------------

Net sales        $34,518,861  $22,657,311  $124,786,476   $94,312,573

Cost of products
 sold             30,959,190   18,619,072   109,986,377    76,354,419
                 ------------ ------------ ------------- -------------

Gross profit       3,559,671    4,038,239    14,800,099    17,958,154

Selling and
 administrative
 expenses          2,955,630    2,184,221    10,925,646    10,076,082
                 ------------ ------------ ------------- -------------

Operating income     604,041    1,854,018     3,874,453     7,882,072

Other expense
 (income) -net       234,755       78,126     1,012,566      (267,133)
                 ------------ ------------ ------------- -------------

Income from continuing
 operations before income
 tax and interest
 of affiliate        369,286    1,775,892     2,861,887     8,149,205

Income tax
 expense             144,014      706,252       935,589     3,173,635
                 ------------ ------------ ------------- -------------

Income from
 continuing
 operations          225,272    1,069,640     1,926,298     4,975,570

Minority
 interest in
 affiliate                 -            -             -       134,334
                 ------------ ------------ ------------- -------------

Income before
 discontinued
 operations          225,272    1,069,640     1,926,298     4,841,236

Loss from operations of
 discontinued Las
 Vegas location      (12,648)    (252,999)      (72,403)     (233,504)

Income tax
 benefit              (4,933)     (98,670)      (28,237)      (91,067)
                 ------------ ------------ ------------- -------------

(Loss) income on
 discontinued
 operation            (7,715)    (154,329)      (44,166)     (142,437)
                 ------------ ------------ ------------- -------------

Net income          $217,557     $915,311    $1,882,132    $4,698,799
                 ============ ============ ============= =============

Net income per
 common share -
 continuing
 operations            $0.06        $0.28         $0.51         $1.29

Net income per
 common share -
 discontinued
 operations            $0.00       ($0.04)       ($0.01)       ($0.04)
                 ------------ ------------ ------------- -------------

Net income per
 common share -
 basic                 $0.06        $0.24         $0.50         $1.25
                 ============ ============ ============= =============

Net income per
 common share -
 assuming
 dilution              $0.06        $0.24         $0.48         $1.21
                 ============ ============ ============= =============


Weighted average number of
 common equivalent
 shares outstanding -
 assuming
 dilution          3,905,791    3,873,364     3,894,731     3,893,246
                 ============ ============ ============= =============



CONDENSED CONSOLIDATED BALANCE SHEETS

                                          April 30,    April 30,
                                            2006         2005
                                         ------------ ------------

Current assets                           $55,362,530  $37,709,388

Machinery and equipment-net               30,544,307   26,689,940

Intangible assets                          2,186,350       42,876
Goodwill                                   9,298,945      756,959
Other assets                               1,548,240    1,343,894
                                         ------------ ------------

Total assets                             $98,940,372  $66,543,057
                                         ============ ============

Liabilities and shareholders' equity

Current liabilities                       20,029,469   13,116,078

Long-term obligations                     31,016,092    7,494,885

Stockholders' equity                      47,894,811   45,932,094
                                         ------------ ------------

Total liabilities and stockholders'
 equity                                  $98,940,372  $66,543,057
                                         ============ ============


     CONTACT: SigmaTron International, Inc.
              Linda K. Blake, 800-700-9095